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                                                                    Exhibit 99.1

(BW) (INTERLINK/CISCO) (INLK) (CSCO) Interlink Computer Sciences and Cisco Systems Announce Strategic Alliance; Cisco Makes Equity Investment in Interlink as Part of Transaction

     Business Editors/Computer Writers

     FREMONT, Calif. -- (BUSINESS WIRE) -- Dec. 13, 1996 -- Interlink Computer Sciences, Inc. (NASDAQ NMS symbol INLK), a leading supplier of high performance TCP/IP connectivity solutions for MVS mainframes, announced today a strategic alliance with Cisco Systems (NASDAQ NMS symbol CSCO) to jointly develop and market a software suite that extends multiprotocol networking for MVS mainframes. As part of this agreement, Cisco has made an equity investment in Interlink of 622,000 newly issued shares. This is equal to approximately nine percent of the company's 7,011,100 shares outstanding following this transaction. Cisco has also purchased product licenses for Interlink's TCPaccess(TM).
     Cisco's Internetworking Operating System (IOS(TM)) delivers high-performance, high-availability, high-capacity routed or switched multiprotocol networks and is used in more than 40,000 production enterprise and academic networks. In addition, IOS is used extensively across the Internet backbone.
     Under terms of this alliance, the companies will jointly develop, market, sell and support IOS/390 (TM) and IOS/390 applications. "IOS/390" -- a software suite that extends contemporary multiprotocol networking all the way into IBM and compatible MVS mainframes and mainframe applications -- has been built upon Interlink's highly-acclaimed TCPaccess product suite. IOS/390 unleashes the power of the mainframe and transforms them into mission-critical, highly-secure, high-performance and high-capacity Internet and intranet servers. IOS/390 makes network-centric computing a reality for mainframe users.
     Several existing Interlink products will be bundled into the new IOS/390. These include TCPaccess, the TCPaccess-Fault Tolerant feature providing high-availability for network sessions, the Enterprise Print Services product delivering bi-directional printing, and the HARBOR(R) software distribution product which automates delivery and synchronization of software. IOS/390 will eventually replace TCPaccess and Interlink customers will be able to upgrade to the new product.
     Interlink and Cisco plan to jointly market and sell IOS/390 beginning in the spring of 1997. In addition, the companies will jointly invest in the development of the next generation of IOS/390, including seamless support for Cisco IOS-based enterprise networks. Customer support will be a major focus of this relationship with Cisco providing first-level support and Interlink providing subsequent support.
     "Interlink is very excited to join Cisco and their partners in providing the most comprehensive network operating environment for users from the desktop to the mainframe," said Charles Jepson, President and CEO of Interlink. "This alliance reinforces the key role that the mainframe plays in the network enterprise. Not only does it enable Interlink to continue its dynamic growth within the Fortune 3000 market but also provides us expanded cross selling opportunities for Interlink's systems management applications such as HARBOR and CICS Programmers Toolkit."
     "Most commercial enterprises are now looking at intranets as the optimum solution to their next-generation networking needs," said Nick Francis, Director, Marketing for Cisco's Interworks Business Unit. "IOS/390 is the best way to seamlessly and strategically
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integrate MVS mainframes and applications into an intranet. This agreement allows Cisco to extend its market leading multiprotocol networking capabilities into the mainframe."
     Interlink Computer Sciences, Inc. is a leading supplier of high-performance solutions for enterprise networked systems management. Interlink products and services enable customers to transport, access and manage data across distributed client/server environments. The company develops and distributes the HARBOR product suite for backup, archive & restore, and application, data & software distribution. Interlink also produces the TCPaccess product family for mainframe TCP/IP connectivity, fault tolerance, remote printing services and CICS-to-LAN application integration. Interlink is headquartered in Fremont, California. Company information can be obtained on the World Wide Web at http://www.interlink.com/.
     Cisco Systems is the leading global supplier of internetworking solutions for corporate intranets and the global Internet. Cisco's products -- including routers, LAN and WAN switches, dial-up access servers and network management software -- are integrated by Cisco IOS(TM) software to link geographically dispersed LANs, WANs and IBM networks. Company news and product/service information are available at World Wide Web site http://www.cisco.com/. Cisco is headquartered in San Jose, California.
     (Interlink will be holding a conference call for members of the investment community to discuss this transaction at 11:00 am Pacific Standard Time, Monday, December 16th. For more information, call Neal Rosen at Kalt, Rosen & Associates, 415/397-2686.)

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    CONTACT:  Interlink Computer Sciences, Inc.
              Gloria Purdy, 510/249-6293
                  or
        Cisco Systems, Inc.
              Adam Stein, 408/526-7388